Exhibit 4.4

COLLATERAL AGREEMENT
made by
RSC HOLDINGS III, LLC,
RSC EQUIPMENT RENTAL, INC.,
and
CERTAIN DOMESTIC SUBSIDIARIES OF RSC HOLDINGS III, LLC,
FROM TIME TO TIME PARTY HERETO
in favor of
DEUTSCHE BANK AG, NEW YORK BRANCH
as Note Collateral Agent
Dated as of July 1, 2009

SCHEDULES

Schedule 1	—	Notice Addresses of Grantors
Schedule 2	—	Pledged Securities
Schedule 3	—	Perfection Matters
Schedule 4	—	Location of Jurisdiction of Organization
Schedule 5	—	Intellectual Property
Schedule 6	—	Contracts
Schedule 7	—	Commercial Tort Claims

ANNEXES

Annex 1	—	Acknowledgement and Consent of Issuers Who Are Not Grantors
Annex 2	—	Assumption Agreement

COLLATERAL AGREEMENT
          COLLATERAL AGREEMENT, dated as of July 1, 2009, made by RSC HOLDINGS III, LLC, a Delaware limited liability company (together with its successors and assigns, the “Company”), RSC EQUIPMENT RENTAL, INC., an Arizona corporation (“RSC” and together with the Company, the “Issuers”), and certain of the Company’s Subsidiaries that may become party hereto from time to time pursuant to subsection 7.14 in favor of DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), in its capacity as collateral agent under certain of the Note Documents (as defined below) (together with its successors and assigns in such capacity from time to time, the “Note Collateral Agent”) for the Secured Parties (as defined below) and solely for purposes of Section 2.5, in its capacity as U.S. First Lien Collateral Agent under the General Intercreditor Agreement (as defined below).
WITNESSETH:
          WHEREAS, pursuant to that certain indenture (as amended, restated, supplemented, modified and/or refinanced from time to time, the “Indenture”) between the Company, RSC, the guarantors from time to time party thereto, Deutsche Bank AG, New York Branch, as Note Collateral Agent, and Wells Fargo Bank, National Association, as indenture trustee (in such capacity, and together with any successors and assigns in such capacity, the “Trustee”) on behalf of the holders of the Notes (as defined below) (the “Holders”), the Company and RSC have issued, or will issue, $400,000,000 million principal amount of 10% senior secured notes due 2017 (together with any Additional Notes issued pursuant to the Indenture, the “Notes”) upon the terms and subject to the conditions set forth therein;
          WHEREAS, the Issuers are party to a Credit Agreement, dated as of November 27, 2006 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement in whole or in part extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under, such agreement or successor agreements, the “Senior Credit Agreement”), among RSC Holdings II, LLC, a Delaware limited liability company (“Holdings”), the Issuers, Rental Service Corporation of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. administrative agent and U.S. collateral agent (in such capacity, the “Senior Collateral Agent”), Deutsche Bank AG, Canada Branch, as Canadian administrative agent and Canadian collateral agent, and the lenders and other financial institutions from time to time party thereto;
          WHEREAS, the lien and security interest granted to the Note Collateral Agent pursuant to this Agreement is subject to the provisions of the First Lien Intercreditor Agreement, dated as of July 1, 2009 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “First Lien Intercreditor Agreement”), among the Issuers, the Senior Collateral Agent and the Note Collateral Agent, which subordinates the lien and security interest granted to the Note Collateral Agent in the Collateral pursuant to this Agreement to the lien and security interest of the Senior Collateral Agent in the Collateral on the terms set forth therein;
          WHEREAS, the lien and security interest granted to the Note Collateral Agent pursuant to this Agreement is subject to the provisions of the Intercreditor Agreement, dated as of November 27, 2006, as amended by the First Amendment to Intercreditor Agreement, dated as of July 1, 2009 (as so amended and as further amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “General Intercreditor Agreement”), by and among Holdings, the Issuers, each other Grantor from time to time party thereto, and the Senior Collateral Agent, which subordinates the lien and security interest granted to the Second Lien Collateral Agent (as defined therein) in the Collateral pursuant to the Second-Lien Term Loan Guarantee and Collateral Agreement to the lien and security interest of the Senior Collateral Agent and the Note Collateral Agent in the Collateral on the terms set forth therein;
          WHEREAS, Deutsche Bank AG, New York Branch has been appointed to serve as Note Collateral Agent and, in such capacity, to enter into this Agreement;
          WHEREAS, it is a condition to the obligation of the Secured Parties to perform their respective obligations under the Note Documents that the Issuers execute and deliver this Agreement to the Note Collateral Agent for the benefit of the Secured Parties (as defined below); and
          NOW, THEREFORE, in consideration of the premises and to induce the Trustee to enter into the Indenture and induce the Holders to purchase the Notes, the Grantors hereby agree with the Note Collateral Agent, for the benefit of the Secured Parties, as follows:
ARTICLE I
Defined Terms
          Section 1.1. Definitions.
          (a) Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture, and the following terms that are defined in the Code (as in effect on the date hereof) are used herein as so defined: Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Letter-of-Credit Rights, Money, Promissory Notes, Records, Securities, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.
          (b) The following terms shall have the following meanings:
          “Accounts”: all accounts (as defined in the Code) of each Grantor, including, without limitation, all Accounts Receivable of such Grantor.
          “Accounts Receivable”: any right to payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the Code) or Chattel Paper.
          “Agreement”: this Collateral Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

          “Blocked Account”: any Deposit Account subject to the Note Collateral Agent’s “control” (within the meaning of the Code), including pursuant to the First Lien Intercreditor Agreement.
          “Canadian Finco”: a special purpose company having unlimited liability organized under the laws of Canada or a province thereof, 100% of the capital stock of which is owned by RSC.
          “Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.
          “Collateral”: as defined in Article 2; provided that, for purposes of subsection 5.5 and subsection 7.15(b), “Collateral” shall have the meaning assigned to such term in the Indenture.
          “Commercial Tort Action”: any action, other than (i) an action primarily seeking declaratory or injunctive relief with respect to claims asserted or expected to be asserted by Persons other than the Grantors or (ii) an action arising out of or related to PL/PD Claims that is commenced by a Grantor in the courts of the United States of America, any state or territory thereof or any political subdivision of any such state or territory, in which any Grantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it exceeding $40,000,000.
          “Company”: as defined in the preamble hereto.
          “Contracts”: with respect to any Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof (except for contracts listed on Schedule 6 hereto), to which such Grantor is a party or under which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.
          “Copyright Licenses”: with respect to any Grantor, all written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any copyright of such Grantor, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Grantor, including, without limitation, any material license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.
          “Copyrights”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States and foreign copyrights, whether or not the underlying works of authorship have been published or registered, all United States and foreign copyright registrations and copyright applications, including, without limitation, any copyright registrations and copyright applications listed on Schedule 5 hereto and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, in-

cluding, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.
          “Equity Issuers”: the collective reference to the Persons identified on Schedule 2 as the issuers of Pledged Stock, together with any successors to such companies.
          “Excluded Assets”: as defined in subsection 2.3.
          “First Lien Last Out Note Obligations”: as defined in the First Lien Intercreditor Agreement as in effect on the date hereof.
          “General Fund Account”: the general fund account of the relevant Grantor established at the same office of the U.S. Collateral Account Bank as the U.S. Collateral Proceeds Account.
          “Grantor”: the Company, and any other Domestic Subsidiary of the Company that becomes a party hereto from time to time after the date hereof.
          “Indenture”: as defined in the recitals hereto.
          “Instruments”: as defined in Article IX of the Code, but excluding the Pledged Securities.
          “Intellectual Property”: with respect to any Grantor, the collective reference to such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trademarks and Trademark Licenses.
          “Intercompany Note”: with respect to any Grantor, any promissory note in a principal amount in excess of $3,500,000 evidencing loans made by such Grantor to the Company or any of its Subsidiaries.
          “Intercreditor Agreement”: as defined in the recitals hereto.
          “Inventory”: with respect to any Grantor, all inventory (as defined in the Code) of such Grantor.
          “Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code in effect in the State of New York on the date hereof (other than any Capital Stock of any Foreign Subsidiary excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.
          “Notes”: as defined in the recitals hereof.
          “Note Collateral Agent”: as defined in the preamble hereto.

          “Note Documents”: the collective reference to the Indenture, the Notes, the Security Documents and each other document or agreement relating to the issuance of the Notes, as the same may be amended, supplemented, waived, modified, replaced and/or refinanced from time to time in accordance with the terms hereof and Article IX of the Indenture.
          “Obligations”: with respect to any Grantor, the collective reference to (i) all obligations, liabilities and indebtedness of such Grantor (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of such Grantor at the rate provided for in the respective documentation, whether or not such claim for post-petition interest is allowed in any such proceeding)) owing by such Grantor to the Note Collateral Agent, the Trustee and the Secured Parties under the Notes, the Indenture and the other Note Documents; (ii) any and all sums advanced by the Note Collateral Agent in accordance with the Indenture or any of the other Note Documents in order to preserve the Collateral or preserve its security interest in the Collateral; (iii) in the event of any proceedings for the collection or enforcement of any indebtedness, obligations, or liabilities of such Grantor referred to in clause (i) above, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral of such Grantor, or of any exercise by the Note Collateral Agent of its rights hereunder with respect to such Collateral, together with reasonable attorneys’ fees and court costs.
          “Patent Licenses”: with respect to any Grantor, all written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any patent, patent application, or patentable invention other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Grantor, including, without limitation, the material license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.
          “Patents”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States and foreign patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, all patents and patent applications identified in Schedule 5 hereto, and including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof) and (iv) all other rights corresponding thereto and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto.
          “Patriot Act”: means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (signed into law October 26, 2001).

          “PL/PD Claims”: all claims that (i) arise out of or are related to damage to the property of the Company or any of its Subsidiaries or out of bodily injury (including death) or damage to the property of Persons other than the Company and its Subsidiaries and are classified as “public liability and property damage” claims for purposes of the consolidated financial statements of the Company and its Subsidiaries and (ii) arise out of or are related to any policy of insurance under which the Company or any of its Subsidiaries is an insured or otherwise a beneficiary.
          “Pledged Collateral”: as to any Pledgor, the Pledged Securities now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof.
          “Pledged Notes”: with respect to any Pledgor, all promissory notes issued to or held by any Grantor in a principal amount in excess of $3,500,000 (other than promissory notes issued in connection with an extension of trade credit by any Grantor in the ordinary course of business) and all Intercompany Notes at any time issued to, or held or owned by, such Pledgor.
          “Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.
          “Pledged Stock”: with respect to any Pledgor, the shares of Capital Stock listed on Schedule 2 as held by such Pledgor, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, such Pledgor while this Agreement is in effect (provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, directly or indirectly, (i) any of the Capital Stock of Subsidiaries of Foreign Subsidiaries, (ii) de minimis shares of a Foreign Subsidiary held by any Pledgor as a nominee or in a similar capacity), (iii) more than 65% of the Capital Stock (including for these purposes any investment deemed to be Capital Stock for U.S. tax purposes) of any Foreign Subsidiary and (iv) Capital Stock of any non-wholly owned Foreign Subsidiary to the extent that the grant of the pledge or security interest hereunder would violate the terms of any agreements under which an investment by the Company or any of its Subsidiaries was made therein).
          “Pledgor”: the Issuers (with respect to Pledged Stock of the entities listed on Schedule 2 hereto under the name of such applicable Issuer and all other Pledged Collateral of such applicable Issuer) and each other Grantor (with respect to Pledged Securities held by such Grantor and all other Pledged Collateral of such Grantor).
          “Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, Proceeds of Pledged Securities shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.
          “Rental Fleet”: all Equipment owned by or leased to the Company or a Subsidiary of the Company.
          “Restrictive Agreements”: as defined in subsection 2.3(a).

          “Restricted Asset”: means at any time prior to the termination of the Senior Credit Agreement, any asset other than Collateral that would not be subject to a Lien granted under a U.S. Security Document to secure the “Obligations” as defined in the Senior Collateral Agreement. For purposes of this definition, the terms “Collateral”, “Lien” and “U.S. Security Document” shall have the meanings given to such terms in the Senior Credit Agreement as in effect on the date hereof.
          “RSC”: as defined in the preamble hereto.
          “Second-Lien Term Loan Credit Agreement”: that certain Second Lien Term Loan Credit Agreement, dated as of November 27, 2006, as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement in whole or in part extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under, such agreement or successor agreements, among Holdings, the Issuers, Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and the lenders and other financial institutions from time to time party thereto.
          “Second Lien Term Loan Guarantee and Collateral Agreement”: that certain Guarantee and Collateral Agreement, dated as of the date hereof, among Holdings, the Company, RSC and DBNY, as collateral agent, as amended, amended and restated, waived, supplemented or otherwise modified from time to time.
          “Secured Parties”: (i) the Holders; (ii) the Trustee, (iii) the Note Collateral Agent, (iv) and any other holders of, or obligees in respect of, any First Lien Last Out Obligations outstanding at such time under the Indenture and (v) any successors, endorsees, transferees and assigns of each of the foregoing.
          “Security Collateral”: with respect to any Grantor, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such Grantor.
          “Senior Collateral Agent”: as defined in the recitals hereto.
          “Senior Collateral Agreement”: means that certain U.S. Guarantee and Collateral Agreement, dated as of November 27, 2006, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, made by Holdings, the Company, RSC and certain Domestic Subsidiaries of RSC in favor of the Senior Collateral Agent.
          “Specified Asset”: as defined in subsection 3.1.2 hereof.
          “Trade Secret Licenses”: with respect to any Grantor, all written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any trade secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

          “Trade Secrets”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States and foreign trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.
          “Trademark Licenses”: with respect to any Grantor, all written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Grantor, including, without limitation, the material license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.
          “Trademarks”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States and foreign trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section l(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections l(c) and l(d) of said Act has been filed, it being understood and agreed that the carve out in this parenthetical shall be applicable only if and for so long as a grant of a security interest in such intent to use application would invalidate or otherwise jeopardize Grantor’s rights therein), and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5 hereto, and including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof) and (iii) all other rights corresponding thereto and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.
          “Trustee”: as defined in the recitals hereto.
          “ULC Shares”: shares in any unlimited company, incorporated or organized under the laws of Canada or any province or territory thereof, at any time owned or otherwise held by the Grantor.

          “U.S. Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the relevant Grantor in the name, and in the sole dominion and control of, the Note Collateral Agent for the benefit of the Secured Parties.
          Section 1.2. Other Definitional Provisions.
          (a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Annex references are to this Agreement unless otherwise specified.
          (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (c) Where the context requires, terms relating to the Collateral, Pledged Collateral or Security Collateral, or any part thereof, when used in relation to a Grantor shall refer to such Grantor’s Collateral, Pledged Collateral or Security Collateral or the relevant part thereof.
          (d) All references in this Agreement to any of the property described in the definition of the term “Collateral” or “Pledged Collateral,” or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral or Pledged Collateral, respectively.
ARTICLE II
Grant of Security Interest
          Section 2.1. Grant. Each Grantor hereby grants, subject to existing licenses to use the Copyrights, Patents, Trademarks and Trade Secrets granted by such Grantor in the ordinary course of business, to the Note Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, except as provided in subsection 2.3. The term “Collateral,” as to any Grantor, means the following property (wherever located) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in subsection 2.3:
     (a) all Accounts;
     (b) all Accounts Receivable;
     (c) all Money (including all cash);
     (d) all Cash Equivalents;
     (e) all Chattel Paper;
     (f) all Contracts;

     (g) all Deposit Accounts (including DDAs);
     (h) all Documents;
     (i) all Equipment;
     (j) all General Intangibles;
     (k) all Instruments;
     (l) all insurance proceeds;
     (m) all Intellectual Property;
     (n) all Inventory;
     (o) all Investment Property;
     (p) all Letter of Credit Rights;
     (q) all Rental Fleet;
     (r) all Fixtures;
     (s) all Commercial Tort Claims constituting Commercial Tort Actions described in Schedule 7 (together with any Commercial Tort Actions subject to a further writing provided in accordance with subsection 4.1.9);
     (t) all books and records pertaining to any of the foregoing;
     (u) the U.S. Collateral Proceeds Account; and
     (v) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided that, in the case of each Grantor, Collateral shall not include any Pledged Collateral or any property or assets specifically excluded from Pledged Collateral (including any Capital Stock of any Foreign Subsidiary in excess of 65% of any series of such stock).
          Section 2.2. Pledged Collateral. Each Grantor that is a Pledgor hereby grants to the Note Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Pledgor, except as provided in subsection 2.3.

          Section 2.3. Certain Limited Exceptions. No security interest is or will be granted pursuant hereto in any right, title or interest of any Grantor under or in (collectively, the “Excluded Assets”):
     (a) any Instruments, Contracts, Chattel Paper, General Intangibles, Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses or other contracts or agreements with or issued by Persons other than the Company, a Subsidiary of the Company or an Affiliate thereof (collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the Code or other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);
     (b) any Equipment that would otherwise be included in the Security Collateral (and such Equipment shall not be deemed to constitute a part of the Security Collateral) if such Equipment is subject to a Lien permitted by Section 413 of the Indenture as a Permitted Lien pursuant to clause (h) of the definition of such term (but only for so long as such Liens are in place), except to the extent constituting Collateral under the Senior Credit Agreement or the Second Lien Term Loan Credit Agreement;
     (c) any property that would otherwise be included in the Security Collateral (and such property shall not be deemed to constitute a part of the Security Collateral) if such property has been sold or otherwise transferred in connection with a sale and leaseback transaction permitted under Section 411 of the Indenture, or is subject to any Liens permitted under Section 413 of the Indenture and consists of property subject to any such sale and leaseback transaction or general intangibles related thereto, except to the extent constituting Collateral under the Senior Credit Agreement or the Second Lien Term Loan Credit Agreement. Notwithstanding the foregoing, the security interest of the Note Collateral Agent shall attach to any money, securities or other consideration received by any Grantor as consideration for the sale or other disposition of such property;
     (d) any Intellectual Property governed by the laws of a jurisdiction in which a security interest or similar lien of any kind is prohibited under that jurisdiction’s laws, for so long as the laws of that jurisdiction so provide;
     (e) Capital Stock which is specifically excluded from the definition of “Pledged Stock” by virtue of the proviso contained in the parenthetical to such definition;
     (f) Capital Stock issued by Canadian Finco and any other ULC Shares. If any Grantor shall execute and deliver any agreements, documents, opinions or certificates in favor of the U.S. Collateral Agent (as such term is defined in the Senior Credit Agreement) to pledge any ULC Shares to the U.S. Collateral Agent, it shall at such time execute and deliver such agreements, documents, instruments and opinion to pledge such

ULC Shares to the Note Collateral Agent for the benefit of the Secured Parties, in each case, in form and substance reasonably acceptable to the Note Collateral Agent;
     (g) any forward contracts between RSC and RSC Canada entered into in connection with the loan made by Canadian Finco to RSC Canada;
     (h) any Money, cash, checks, other negotiable instrument, funds and other evidence of payment held in any Deposit Account of the Company or any of its Subsidiaries (i) for the benefit of customers of any Grantor or any of its Subsidiaries in the ordinary course of business and (ii) in the nature of security deposit with respect to obligations for the benefit of the Company or any of its Subsidiaries, which must be held for or returned to the applicable counterparty under applicable law or pursuant to Contractual Obligations; or
     (i) any Restricted Asset.
          Section 2.4. Second Lien Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to this Agreement shall with respect to all Security Collateral, be senior to the Liens granted to the Second-Lien Collateral Agent (as defined in the General Intercreditor Agreement) for the benefit of the holders of the Second-Lien Obligations (as defined in the General Intercreditor Agreement) to secure the Second-Lien Obligations (as defined in the General Intercreditor Agreement) pursuant to the Second-Lien Term Loan Guarantee and Collateral Agreement. It is understood that the relative priority of such Lien may be determined solely pursuant to the General Intercreditor Agreement and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Note Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Note Collateral Agent hereunder are subject to the provisions of the General Intercreditor Agreement. In the event of any conflict between the terms of the General Intercreditor Agreement and this Agreement, the terms of the General Intercreditor Agreement shall govern and control.
          Section 2.5. First Lien Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to this Agreement shall with respect to all Security Collateral be second in priority (as described in the First Lien Intercreditor Agreement) to the Liens granted to the Senior Collateral Agent for the benefit of the holders of the Senior Obligations (as defined in the First Lien Intercreditor Agreement) to secure the Senior Obligations (as defined in the First Lien Intercreditor Agreement) pursuant to the Senior Collateral Agreement. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Note Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Note Collateral Agent hereunder are subject to the provisions of the First Lien Intercreditor Agreement. Notwithstanding applicable law or otherwise, the relative priority of such Liens shall be subject to the First Lien Intercreditor Agreement. In the event of any conflict between the terms of the First Lien Intercreditor Agreement and this Agreement, the terms of the First Lien Intercreditor Agreement shall govern and control. Notwithstanding anything herein to the contrary, prior to the Discharge of Senior Obligations (as defined in the First Lien Intercreditor Agreement), the requirements of this Agreement to deliver Collateral and any certificates, Instruments or Documents in relation thereto to the Note Collat-

eral Agent shall be deemed satisfied by delivery of such Collateral and such certificates, Instruments or Documents in relation thereto to the Senior Collateral Agent.
ARTICLE III
Representations and Warranties
          Section 3.1. Representations and Warranties of Each Grantor. To induce the Trustee to enter into the Indenture and induce the Holders to purchase the Notes thereunder, each Grantor hereby represents and warrants on the date hereof to the Note Collateral Agent and each other Secured Party that:
     3.1.1 Title; No Other Liens. Except for the security interests granted to the Note Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Grantor’s Security Collateral by the Indenture (including, without limitation, Section 413 thereof), such Grantor owns each item of such Grantor’s Security Collateral free and clear of any and all Liens. Except as set forth on Schedule 3, no currently effective financing statement or other similar public notice with respect to all or any part of such Grantor’s Security Collateral is on file or of record in any public office, except such as have been filed in favor of the Note Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as are permitted by the Indenture (including without limitation Section 413 thereof).
     3.1.2 Perfected Priority Liens.
     (a) This Agreement is effective to create, as collateral security for the Obligations of such Grantor, valid and enforceable Liens on such Grantor’s Security Collateral in favor of the Note Collateral Agent for the benefit of the Secured Parties, except (i) with respect to all Intellectual Property that is an Excluded Asset or (ii) as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
     (b) Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights in favor of the United States government as required by law (if any), upon the completion of the Filings and, with respect to Instruments, Chattel Paper and Documents, upon the earlier of such Filing or the delivery to and continuing possession by the Note Collateral Agent or the Senior Collateral Agent, acting as the agent for the Note Collateral Agent for purposes of perfection, as applicable, in accordance with the First Lien Intercreditor Agreement, of all Instruments, Chattel Paper and Documents a security interest in which is perfected by possession, and the obtaining and maintenance of “control” (as described in the Code) by the Note Collateral Agent (or the Senior Collateral Agent, acting as agent for the Note Collateral Agent for purposes of perfection (or their respec-

tive agents appointed for purposes of perfection), in accordance with the First Lien Intercreditor Agreement of all Deposit Accounts, the U.S. Collateral Proceeds Account, Electronic Chattel Paper and Letter-of-Credit Rights a security interest in which is perfected by “control” and in the case of Commercial Tort Actions (other than such Commercial Tort Actions listed on Schedule 7 on the date of this Agreement), the taking of the actions required by subsection 4.1.9 herein, the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in such Grantor’s Security Collateral in favor of the Note Collateral Agent for the benefit of the Secured Parties, and will be prior to all other Liens of all other Persons other than Permitted Liens, and enforceable as such as against all other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the Note Collateral Agent or the Senior Collateral Agent, as applicable, in accordance with the First Lien Intercreditor Agreement or otherwise, or the recording of other applicable documents in the United States Patent and Trademark Office or United States Copyright Office may be necessary for perfection or enforceability, and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) or by an implied covenant of good faith and fair dealing. As used in this subsection 3.1.2(b), the following terms shall have the following meanings:
     “Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 3, (ii) this Agreement or a notice thereof with respect to Intellectual Property as set forth in Schedule 3, (iii) the recordation after the date hereof on the certificate of title related thereto of each Lien granted in favor of the Note Collateral Agent hereunder, subject to certificate of title statutes and (iv) any filings after the date hereof in any other jurisdiction as may be necessary under any Requirement of Law.
     “Financing Statements”: the financing statements delivered to the Note Collateral Agent by such Grantor on the date hereof for filing in the jurisdictions listed in Schedule 4.
     “Ordinary Course Transferees”: (i) with respect to goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, (ii) with respect to general intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (iii) any other Person who is entitled to take free of the Lien pursuant to the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.
     “Permitted Liens”: Liens permitted pursuant to the Indenture, including without limitation those permitted to exist pursuant to Section 413 of the Indenture.
     “Specified Assets”: the following property and assets of such Grantor:

     (1) Patents, Patent Licenses, Trademarks and Trademark Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the Uniform Commercial Code or by the filing and acceptance thereof in the United States Patent and Trademark Office (including Liens on such Patents, Patent Licenses, Trademarks and Trademark Licenses that are non-U.S. Patents, Patent Licenses, Trademarks and Trademark Licenses) or (b) such Patents, Patent Licenses, Trademarks and Trademark Licenses are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries taken as a whole;
     (2) Copyrights and Copyright Licenses with respect thereto and Accounts or receivables arising therefrom to the extent that the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon;
     (3) Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia;
     (4) goods included in Collateral received by any Person from any Grantor for “sale or return” within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person;
     (5) Equipment constituting Fixtures;
     (6) Proceeds of Accounts or Inventory which do not themselves constitute Collateral or which have not yet been transferred to or deposited in the U.S. Collateral Proceeds Account (if any) or to a Blocked Account of Grantor subject to the Note Collateral Agent’s control; and
     (7) uncertificated securities (to the extent a security interest is not perfected by the filing of a financing statement).
     3.1.3 Jurisdiction of Organization. On the date hereof, such Grantor’s jurisdiction of organization, chief executive office and legal name is specified on Schedule 4. No Grantor has changed its legal name in the last 5 years, except as set forth on Schedule 4. Except for those purchases, acquisitions and other transactions described in Schedule 4 attached hereto, no Grantor has acquired all or substantially all of (i) the assets or equity interests or (ii) a division or line of business, in each case, of a Person in the last five years.
     3.1.4 Farm Products. None of such Grantor’s Collateral constitutes, or is the Proceeds of, Farm Products.
     3.1.5 Patents, Copyrights and Trademarks. Schedule 5 lists all material Trademarks, material Copyrights and material Patents, in each case, registered in the United States Patent and Trademark Office or the United States Copyright Office or other equivalent foreign office, as applicable, and owned by such Grantor in its own name as of the date hereof, and all material Trademark Licenses, all material Copyright Licenses and all material Patent Licenses (including, without limitation, material Trademark Licenses for registered Trademarks, material Copyright Licenses for registered Copyrights and material Patent Licenses for registered Patents) owned by such Grantor in its own name as of the date hereof.
          Section 3.2. Representations and Warranties of Each Pledgor. To induce the Trustee to enter into the Indenture and induce the Holders to purchase the Notes thereunder, each Pledgor hereby represents and warrants on the date hereof to the Note Collateral Agent and each other Secured Party that:
     3.2.1 Except as provided in subsection 2.3, the shares of Pledged Stock pledged by such Pledgor hereunder constitute (i) in the case of shares of a Domestic Subsidiary, all the issued and outstanding shares of all classes of the Capital Stock of such Domestic Subsidiary owned by such Pledgor and (ii) in the case of any Pledged Stock constituting Capital Stock of any Foreign Subsidiary, such percentage (not more than 65%) as is specified on Schedule 2 of all the issued and outstanding shares of all classes of the Capital Stock of each such Foreign Subsidiary owned by such Pledgor.
     3.2.2 All the shares of the Pledged Stock pledged by such Pledgor hereunder have been duly and validly issued and are fully paid and non-assessable (or the equivalent, if any, under applicable foreign law).
     3.2.3 Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Liens arising by operation of law or permitted by the Indenture (including those permitted to exist pursuant to Section 413 of the Indenture).
     3.2.4 Upon the delivery to the Senior Collateral Agent or the Note Collateral Agent, as applicable, in accordance with the First Lien Intercreditor Agreement, of the certificates, if any, evidencing the Pledged Securities held by such Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created in such Pledged Securities constituting certificated securities by this Agreement, assuming the continuing possession of such Pledged Securities by the Note Collateral Agent or the Senior Collateral Agent, as applicable, in accordance with the First Lien Intercreditor Agreement, will constitute a valid, perfected security interest (subject to no liens other than Permitted Liens) in such Pledged Securities to the extent provided in and governed by the Code, enforceable in accordance with its terms against all creditors of such Pledgor and any Persons purporting to purchase such Pledged Securities from such Pledgor, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     3.2.5 Upon the earlier of (x) (to the extent a security interest in uncertificated securities may be perfected by the filing of a financing statement) the filing of the financing statements listed on Schedule 3 hereto and (y) the obtaining and maintenance of “control” (as described in the Code) by the Senior Collateral Agent or the Note Collateral Agent (or their respective agents appointed for purposes of perfection), as applicable, in accordance with the First Lien Intercreditor Agreement, of all Pledged Securities that constitute uncertificated securities, the security interest created by this Agreement in such Pledged Securities that constitute uncertificated securities, will constitute a valid, perfected security interest (subject to no liens other than Permitted Liens) in such Pledged Securities constituting uncertificated securities, enforceable in accordance with its terms against all creditors of such Pledgor and any persons purporting to purchase such Pledged Securities from such Pledgor, to the extent provided in and governed by the Code, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
ARTICLE IV
Covenants
          Section 4.1. Covenants of Each Grantor. Each Grantor covenants and agrees with the Note Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earlier to occur of (i) the date upon which the Notes and all other Obligations then due and owing shall have been paid in full in cash or (ii) as to any Grantor, the date upon which all the Capital Stock of such Grantor shall have been sold or otherwise disposed of (to a Person other than the Company or a Subsidiary of the Company) in accordance with the terms of the Indenture:
     4.1.1 Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of such Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the Note Collateral Agent, for the benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, subject to the First Lien Intercreditor Agreement, upon the request of the Note Collateral Agent, such Instrument or Chattel Paper (other than ordinary course rental contracts for Rental Fleet) shall be promptly delivered to the Note Collateral Agent duly indorsed in a manner reasonably satisfactory to the Note Collateral Agent to be held as Collateral pursuant to this Agreement. Such Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the Indenture.
     4.1.2 Maintenance of Insurance. Such Grantor will maintain with financially sound and reputable insurance companies insurance on all property material to the business of the Company and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies of similar size engaged in the same or a similar business; furnish to the Note Collateral Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that at all times following the date that is 60 days after the date hereof (or such longer period of time as agreed to by the Note Collateral Agent in writing) the Note Collateral Agent shall be named as additional insureds with respect to liability policies and the Note Collateral Agent shall be named loss payee with respect to the casualty insurance maintained by such Grantor with respect to such Grantor’s Collateral.
     4.1.3 Maintenance of Perfected Security Interest; Further Documentation.
     (a) Such Grantor shall maintain the security interest created by this Agreement in such Grantor’s Collateral as a perfected security interest having at least the priority described in subsection 3.1.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.
     (b) Except with respect to Intellectual Property that is an Excluded Asset, at any time and from time to time, upon the written request of the Note Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Note Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Grantor, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.
     4.1.4 Changes in Name, Jurisdiction of Organization, etc. Such Grantor will not, except upon prompt written notice to the Note Collateral Agent, change its name or jurisdiction of organization (whether by merger or otherwise). Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will have been made within any applicable statutory period under the Code or otherwise that are required in order for the Note Collateral Agent to continue following such change to have a valid and, to the extent required by this Agreement, perfected security interest in all the Security Collateral with the same priority as immediately prior to such change.
     4.1.5 Notices. Such Grantor will advise the Note Collateral Agent promptly, in reasonable detail, of any Lien (other than security interests created hereby or Liens permitted under the Indenture, including without limitation under Section 403 of the Indenture) on any of such Grantor’s Collateral which would materially adversely affect the ability of the Note Collateral Agent to exercise any of its remedies hereunder.
     4.1.6 Pledged Stock. In the case of each Grantor that is an Equity Issuer, such Equity Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Note Collateral Agent promptly in writing of the oc-

currence of any of the events described in subsection 4.2.1 with respect to the Pledged Stock issued by it and (iii) the terms of subsections 5.3(c) and 5.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 5.3(c) or 5.7 with respect to the Pledged Stock issued by it.
     4.1.7 Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense reasonably satisfactory and complete records of its Collateral, including, without limitation, a record of all payments received and all credits granted with respect to such Collateral, and shall mark such records to evidence this Agreement and the Liens and the security interests created hereby.
     4.1.8 Acquisition of Intellectual Property. Within 90 days after the end of each calendar year, such Grantor will notify the Note Collateral Agent of any acquisition by such Grantor of (i) any registration of any material Copyright, Patent or Trademark or (ii) any exclusive rights under a material Copyright License, Patent License or Trademark License constituting Collateral, and, except with respect to Intellectual Property that is an Excluded Asset, shall take such actions as may be reasonably requested by the Note Collateral Agent (but only to the extent such actions are within such Grantor’s control) to perfect the security interest granted to the Note Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any Copyright, Patent or Trademark constituting Collateral on the date hereof, by (x) the execution and delivery of an amendment or supplement to this Agreement (or amendments to any such agreement previously executed or delivered by such Grantor) and/or (y) the making of appropriate filings (I) of financing statements under the Uniform Commercial Code of any applicable jurisdiction and/or (II) in the United States Patent and Trademark Office, or with respect to Copyrights and Copyright Licenses, another applicable United States office).
     4.1.9 Commercial Tort Actions. All Commercial Tort Actions of each Grantor in existence on the date of this Agreement, known to such Grantor after reasonable inquiry, are described in Schedule 7 hereto. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Action, such Grantor shall promptly notify the Note Collateral Agent thereof in a writing signed by such Grantor and describing the details thereof and shall grant to the Note Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Note Collateral Agent.
     4.1.10 Assignment of Letter of Credit Rights. In the case of any Letter-of-Credit Rights of any Grantor in any letter of credit exceeding $5,000,000 in value acquired following the date hereof, such Grantor shall use its commercially reasonable efforts to promptly obtain the consent of the issuer thereof and any nominated person thereon to the assignment of the proceeds of the related letter of credit in accordance with Section 5-114(c) of the Code, pursuant to an agreement in form and substance reasonably satisfactory to the Note Collateral Agent.
          Section 4.2. Covenants of Each Pledgor. Each Pledgor covenants and agrees with the Note Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earlier to occur of (i) the Notes and all other Obligations then due and owing shall have been paid in full in cash or (ii) as to any Pledgor, all the Capital Stock of such Pledgor shall have been sold or otherwise disposed of (to a Person other than the Company or a Subsidiary of the Company) as permitted under the terms of the Indenture:
     4.2.1 Additional Shares. If such Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Equity Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Pledgor shall accept the same as the agent of the Note Collateral Agent and the other Secured Parties, hold the same in trust for the Note Collateral Agent and the other Secured Parties and (subject to the First Lien Intercreditor Agreement) deliver the same forthwith to the Note Collateral Agent (who will hold the same on behalf of the Secured Parties) in the exact form received, duly indorsed by such Pledgor to the Note Collateral Agent if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Note Collateral Agent, as applicable, subject to the terms hereof, as additional collateral security for the Obligations (subject to subsection 2.3 and provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, more than 65% of any series of the outstanding Capital Stock of any Foreign Subsidiary pursuant to this Agreement). Subject to the First Lien Intercreditor Agreement, any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Equity Issuer (except any liquidation or dissolution of any Subsidiary of the Company in accordance with the Indenture) shall be paid over to the Note Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Equity Issuer or pursuant to the reorganization thereof, the property so distributed shall, subject to the First Lien Intercreditor Agreement, unless otherwise subject to a perfected security interest in favor of the Note Collateral Agent, be delivered to the Note Collateral Agent to be held by it hereunder as additional collateral security for the Obligations in each case except as otherwise provided by the Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Note Collateral Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Obligations.
     4.2.2 Maintenance of Pledged Stock. Except as not prohibited by the Indenture, such Pledgor will not (i) vote to enable, or take any other action to permit, any Equity Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into, or granting the right to purchase or exchange for, any stock or other equity securities of any nature of any Equity Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Securities or Proceeds thereof, (iii) create, incur or permit to exist any Lien or option in favor of, or any material adverse claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or Liens arising by operation of law or (iv) enter into any agreement or undertaking restricting the right or ability of such Pledgor or the Note Collateral Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof. Each interest in any limited liability company created after the date hereof pledged hereunder shall be represented by a certificate, shall be a “security” within the meaning of Article VIII of the Code and shall be governed by Article VIII of the Code. The charter documents of each such limited liability company shall include an express provision providing that each interest in such entity “is a security governed by Article VIII of the Uniform Commercial Code in effect in the State of New York on the date hereof”.
     4.2.3 Pledged Notes. Subject to the First Lien Intercreditor Agreement, such Pledgor shall, on the date of this Agreement (or on such later date upon which it becomes a party hereto pursuant to subsection 7.14), deliver to the Note Collateral Agent, all Pledged Notes then held by such Pledgor (excluding any Pledged Note the principal amount of which does not exceed $3,500,000), endorsed in blank or, at the request of the Note Collateral Agent endorsed to the Note Collateral Agent. Furthermore, within ten Business Days after any Pledgor obtains a Pledged Note with a principal amount in excess of $5,000,000, subject to the First Lien Intercreditor Agreement, such Pledgor shall cause such Pledged Note to be delivered to the Note Collateral Agent, endorsed in blank or at the request of the Note Collateral Agent endorsed to the Note Collateral Agent.
     4.2.4 Additional Assets. In the event that after the date hereof, any Grantor shall pledge any assets of such Grantor or undertake any actions to perfect or protect any liens on any assets of such Grantor pledged in connection with the Senior Credit Agreement or the Second Lien Term Loan Agreement, such Grantor shall also at the time pledge such assets to the Note Collateral Agent and undertake such actions with respect to the Collateral for the benefit of the Note Collateral Agent without request by the Note Collateral Agent, to the extent then required pursuant to Section 417 of the Indenture.
ARTICLE V
Remedial Provisions
          Section 5.1. Certain Matters Relating to Accounts.
          (a) At any time and from time to time after the occurrence and during the continuance of an Event of Default, the Note Collateral Agent shall have the right to make test verifications of the Accounts Receivable constituting Collateral in any reasonable manner and through any reasonable medium that it reasonably considers advisable, and the relevant Grantor shall furnish all such assistance and information as the Note Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Note Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Note Collateral Agent to fur-

nish to the Note Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable constituting Collateral.
          (b) At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in Section 601(i) or (ii) of the Indenture, at the Note Collateral Agent’s request, each Grantor shall deliver to the Note Collateral Agent copies or, if required by the Note Collateral Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such Grantor evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Accounts Receivable constituting Collateral, including, without limitation, all statements relating to such Grantor’s Accounts Receivable constituting Collateral and all orders, invoices and shipping receipts.
          (c) The Note Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts Receivable constituting Collateral subject to Note Collateral Agent’s rights as a secured party after an Event of Default.
          Section 5.2. Communications with Obligors; Grantors Remain Liable.
          (a) The Note Collateral Agent in its own name or in the name of others, may (subject to the First Lien Intercreditor Agreement) at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in Section 601(i) or (ii) of the Indenture, communicate with obligors under the Accounts Receivable constituting Collateral and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the Note Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.
          (b) Upon the request of the Note Collateral Agent, at any time after the occurrence and during the continuance of an Event of Default specified in Section 601(i) or (ii) of the Indenture, each Grantor shall notify obligors on such Grantor’s Accounts Receivable and parties to such Grantor’s Contracts (in each case, to the extent constituting Collateral) that such Accounts Receivable and such Contracts have been assigned to the Note Collateral Agent, for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Note Collateral Agent.
          (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the Note Collateral Agent or any other Secured Party shall have any obligation or liability under any Account Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Note Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Note Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the pay-

ment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.
          Section 5.3. Pledged Stock.
          (a) Unless an Event of Default shall have occurred and be continuing and the Note Collateral Agent shall have given notice to the relevant Pledgor of the Note Collateral Agent’s intent to exercise its corresponding rights pursuant to subsection 5.3(b), each Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock (subject to the last two sentences of subsection 4.2.1 of this Agreement) and all payments made in respect of the Pledged Notes, to the extent permitted in the Indenture, and to exercise all voting and corporate rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised or such other action taken (other than in connection with a transaction permitted by the Indenture) which would materially impair the Pledged Stock or the related rights or remedies of the Secured Parties or which would result in any violation of any provision of the Indenture, this Agreement or any other Note Document.
          (b) Subject to the First Lien Intercreditor Agreement, if an Event of Default shall occur and be continuing and the Note Collateral Agent shall give notice of its intent to exercise such rights to the relevant Pledgor or Pledgors, (i) the Note Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations of the relevant Pledgor in such order as is provided in subsection 5.5 and (ii) any or all of the Pledged Stock shall be registered in the name of the Note Collateral Agent or its nominee, as applicable, may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Equity Issuer or otherwise and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Equity Issuer, or upon the exercise by the relevant Pledgor or the Note Collateral Agent, as applicable, of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Note Collateral Agent may reasonably determine), all without liability (other than for its gross negligence or willful misconduct, as determined in a final non-appealable decision issued by a court of competent jurisdiction) except to account for property actually received by it, but the Note Collateral Agent shall have no duty, to any Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the Note Collateral Agent shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in subsection 5.6 other than in accordance with subsection 5.6.
          (c) Each Pledgor hereby authorizes and instructs each Equity Issuer or maker of any Pledged Securities pledged by such Pledgor hereunder to (i) comply with any instruction received by it from the Note Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agree-

ment and the First Lien Intercreditor Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Equity Issuer or maker shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Note Collateral Agent.
          Section 5.4. Proceeds to Be Turned Over to Note Collateral Agent. Subject to the First Lien Intercreditor Agreement, in addition to the rights of the Note Collateral Agent and the other Secured Parties specified in subsection 5.1 with respect to payments of Accounts Receivable constituting Collateral, if an Event of Default shall occur and be continuing, and the Note Collateral Agent shall have instructed any Grantor to do so, all Proceeds of Collateral received by such Grantor consisting of cash, checks and other Cash Equivalent items shall be held by such Grantor in trust for the Note Collateral Agent and the other Secured Parties hereto segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Note Collateral Agent (or its agent appointed for purposes of perfection, in the exact form received by such Grantor (duly indorsed by such Grantor to the Note Collateral Agent if required). Subject to the First Lien Intercreditor Agreement, all Proceeds of Collateral received by the Note Collateral Agent hereunder shall be held by the Note Collateral Agent in the relevant U.S. Collateral Proceeds Account maintained under its sole dominion and control. All Proceeds of Collateral while held by the Note Collateral Agent in such U.S. Collateral Proceeds Account (or by the relevant Grantor in trust for the Note Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations of such Grantor and shall not constitute payment thereof until applied as provided in subsection 5.5.
          Section 5.5. Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the relevant Grantor’s Collateral (as defined in the Indenture) received by the Note Collateral Agent (whether from the relevant Grantor or otherwise) shall be held by the Note Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations of the relevant Grantor (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Note Collateral Agent, be applied by the Note Collateral Agent pursuant to Section 606 of the Indenture.
          It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.
          Section 5.6. Code and Other Remedies. If an Event of Default shall occur and be continuing, the Note Collateral Agent, on behalf of the Secured Parties, may (subject to the First Lien Intercreditor Agreement) exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law, all rights and remedies of a secured party under the Code, under any other applicable law and in equity. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the Note Collateral Agent without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may (subject to the First Lien Intercreditor Agreement) in such circumstances, forthwith collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Note Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Note Collateral Agent or any other Secured Party shall have the right, to the extent permitted by law, upon any such sale or sales, to purchase the whole or any part of the Security Collateral so sold, free of any right or equity of redemption in such Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Note Collateral Agent’s request (subject to the First Lien Intercreditor Agreement), to assemble the Security Collateral and make it available to the Note Collateral Agent at places which the Note Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Note Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this subsection 5.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Security Collateral or in any way relating to the Security Collateral or the rights of the Note Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant Grantor then due and owing, in the order of priority specified in subsection 5.5 above, and only after such application and after the payment by the Note Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Code, need the Note Collateral Agent account for the surplus, if any, to such Grantor. To the extent permitted by applicable law, (i) such Grantor waives all claims, damages and demands it may acquire against the Note Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Security Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the Note Collateral Agent or such other Secured Party (in each case as determined in a final non-appealable decision issued by a court of competent jurisdiction) and (ii) if any notice of a proposed sale or other disposition of Security Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
          Section 5.7. Registration Rights.
          (a) If the Note Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to subsection 5.6, and if in the reasonable opinion of the Note Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock (other than Pledged Stock of Special Purpose Subsidiaries), or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Pledgor will use its reasonable best efforts to cause the Equity Issuer thereof to (i) execute and deliver, and use its reasonable best efforts to cause the directors and officers of such Equity Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Note Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Note Collateral Agent, are neces-

sary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Such Pledgor agrees to use its reasonable best efforts to cause such Equity Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all states and the District of Columbia that the Note Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.
          (b) Such Pledgor recognizes that the Note Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Such Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Note Collateral Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Equity Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Equity Issuer would agree to do so.
          (c) Such Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this subsection 5.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Such Pledgor further agrees that a breach of any of the covenants contained in this subsection 5.7 will cause irreparable injury to the Note Collateral Agent and the Secured Parties, that the Note Collateral Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this subsection 5.7 shall be specifically enforceable against such Pledgor, and to the extent permitted by applicable law, such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Indenture.
          Section 5.8. Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Collateral are insufficient to pay in full, the Notes and, to the extent then due and owing, all other Obligations of such Grantor and the reasonable fees and disbursements of any attorneys employed by the Note Collateral Agent or any other Secured Party to collect such deficiency.
ARTICLE VI
The Note Collateral Agent
          Section 6.1. Note Collateral Agent’s Appointment as Attorney-in-Fact, etc.

          (a) Each Grantor hereby irrevocably constitutes and appoints the Note Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the Note Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law), (x) each Pledgor hereby gives the Note Collateral Agent the power and right, on behalf of such Pledgor, without notice or assent by such Pledgor, to execute, in connection with any sale provided for in subsection 5.6 or 5.7, any endorsements, assessments or other instruments of conveyance or transfer with respect to such Pledgor’s Pledged Collateral and (y) each Grantor hereby gives the Note Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
     (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the Note Collateral Agent for the purpose of collecting any and all such moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor whenever payable;
     (ii) in the case of any Copyright, Patent or Trademark constituting Collateral of such Grantor, execute and deliver any and all agreements, instruments, documents and papers as the Note Collateral Agent may reasonably request to such Grantor to evidence the Note Collateral Agent’s and the Secured Parties’ security interest in such Copyright, Patent, or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
     (iii) pay or discharge taxes and Liens, other than Liens permitted under this Agreement or the other Note Documents, levied or placed on the Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and
     (iv) (A) direct any party liable for any payment under any of the Collateral of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the Note Collateral Agent or as the Note Collateral Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in eq-

uity in any court of competent jurisdiction to collect the Collateral of such Grantor or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral of such Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Note Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent or Trademark constituting Collateral of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Note Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Note Collateral Agent were the absolute owner thereof for all purposes, and do, at the Note Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Note Collateral Agent deems necessary to protect, preserve or realize upon the Collateral of such Grantor and the Note Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
          (b) The reasonable expenses of the Note Collateral Agent incurred in connection with actions undertaken as provided in this subsection 6.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on the Notes under the Indenture, from the date of payment by the Note Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Note Collateral Agent on demand.
          (c) Each Grantor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant Grantor until this Agreement is terminated as to such Grantor, and the security interests in the Security Collateral of such Grantor created hereby are released.
          Section 6.2. Duty of Note Collateral Agent. The Note Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Security Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Note Collateral Agent deals with similar property for its own account. None of the Note Collateral Agent or any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Security Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Security Collateral upon the request of any Grantor or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof. The powers conferred on the Note Collateral Agent and the other Secured Parties hereunder are solely to protect the Note Collateral Agent’s and the other Secured Parties’ interests in the Security Collateral and shall not impose any duty upon the Note Collateral Agent or any other Secured Party to exercise any such powers. The Note Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, direc-

tors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct (as determined in a final non-appealable decision issued by a court of competent jurisdiction).
          Section 6.3. Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Note Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to such Grantor’s Security Collateral without the signature of such Grantor in such form and in such filing offices as the Note Collateral Agent reasonably determines appropriate to perfect the security interests of the Note Collateral Agent under this Agreement. Each Grantor authorizes the Note Collateral Agent to use any collateral description determined by the Note Collateral Agent, including, without limitation, the collateral description “all personal property” or “all assets” or words of similar effect in any such financing statements.
          Section 6.4. Authority of Note Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Note Collateral Agent under this Agreement with respect to any action taken by the Note Collateral Agent or the exercise or non-exercise by the Note Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the Note Collateral Agent and the Secured Parties, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Note Collateral Agent and the Grantors, the Note Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
ARTICLE VII
Miscellaneous
          Section 7.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Grantor and the Note Collateral Agent, subject to Article IX of the Indenture.
          Section 7.2. Notices. All notices, requests and demands to or upon the Note Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 109 of the Indenture; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1, unless and until such Grantor shall change such address by notice to the Note Collateral Agent given in accordance with Section 109 of the Indenture.
          Section 7.3. No Waiver by Course of Conduct; Cumulative Remedies. None of the Note Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to subsection 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of De-

fault. No failure to exercise, nor any delay in exercising, on the part of the Note Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Note Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Note Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
          Section 7.4. Enforcement Expenses; Indemnification.
          (a) Each Grantor jointly and severally agrees to pay or reimburse each Secured Party and the Note Collateral Agent for all their respective reasonable costs and expenses incurred in collecting against or otherwise enforcing or preserving any rights under this Agreement against such Grantor and the other Note Documents to which such Grantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Secured Parties and the Note Collateral Agent.
          (b) Each Grantor jointly and severally agrees to pay, and to save the Note Collateral Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Security Collateral or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), and in any event excluding any taxes or other indemnified liabilities arising from gross negligence or willful misconduct of the Note Collateral Agent or any other Secured Party (as determined in a final non-appealable decision by a court of competent jurisdiction).
          (c) The agreements in this subsection 7.4 shall survive repayment of the Obligations and all other amounts payable under the Indenture and the other Note Documents.
          Section 7.5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Grantors, the Note Collateral Agent and the Secured Parties and their respective successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Note Collateral Agent, except as permitted by the Indenture (including pursuant to any transaction permitted by Section 411 or Section 501 of the Indenture).
          Section 7.6. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
          Section 7.7. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged Stock issued by a Foreign Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.
          Section 7.8. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
          Section 7.9. Integration. This Agreement and the other Note Documents represent the entire agreement of the Grantors, the Note Collateral Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Grantors, the Note Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Note Documents.
          Section 7.10. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          Section 7.11. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Note Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America located in the county of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in subsection 7.2 or at such other address of which the Note Collateral Agent (in the case of any other party hereto) or the Company (in the case of the Note Collateral Agent) shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any consequential or punitive damages.
          Section 7.12. Acknowledgments. Each Grantor hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Note Documents to which it is a party;
     (b) none of the Note Collateral Agent or any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Note Documents, and the relationship between the Grantors, on the one hand, and the Note Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and
     (c) no joint venture is created hereby or by the other Note Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Secured Parties or among the Grantors and the Secured Parties.
          Section 7.13. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          Section 7.14. Additional Grantors. Each new Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 414 of the Indenture shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 2 hereto.
          Section 7.15. Releases. The security interest granted by the Agreement shall be released, without any further action of any Person, upon the occurrence of any of the circumstances set forth in Section 1402 of the Indenture, and the Note Collateral Agent shall, upon receipt from the Grantor of a written request therefor, identifying the relevant Collateral or Grantor subject to release and stating that such transaction and such release is in compliance with the Indenture and the other Note Documents, execute and deliver to the relevant Grantor (at the sole cost and expense of such Grantor and without representation or warranty of any kind) all releases or other documents (including without limitation UCC termination statements) necessary or reasonably desirable to evidence or effect the release of the Liens created by the Note Security Documents on such Collateral or any Guarantee with respect to such Grantor, as applicable, as such Grantor may reasonably request.
          Section 7.16. Patriot Act Notice. The Note Collateral Agent hereby notifies the Issuer and each Grantor pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Issuer and the Grantors, which information in-

cludes the names and addresses of the Issuer and the Grantors and other information that will allow the Trustee to identify the Issuer and the Grantors in accordance with the Patriot Act.
[Remainder of page left blank intentionally; signature page to follow.]

          IN WITNESS WHEREOF, the undersigned has caused this Collateral Agreement to be duly executed and delivered as of the date first written above.

RSC HOLDINGS III, LLC RSC Holdings II, LLC its manager and sole member
By:	/s/ Kevin Groman
Title: Senior Vice President, General Counsel and Corporate Secretary

RSC EQUIPMENT RENTAL, INC.
By:	/s/ Kevin Groman
Title: Senior Vice President, General Counsel and Corporate Secretary

Acknowledged and Agreed to as
of the date hereof by:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Note Collateral Agent
By:	/s/ Richard L. Buckwalter
Title: Director

By	/s/ William Marder
Title: Director

SCHEDULES
See Attached.

Annex 1-1

ANNEX 1
to
Collateral Agreement
ACKNOWLEDGEMENT AND CONSENT1
          The undersigned hereby acknowledges receipt of a copy of the Collateral Agreement, dated as of July 1, 2009 (the “Agreement”), made by the Grantors thereto for the benefit of Deutsche Bank AG, New York Branch, as Note Collateral Agent. The undersigned agrees for the benefit of the Note Collateral Agent and the Secured Parties as follows:
          The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.
          The undersigned will notify the Note Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 4.2.1 of the Agreement.
          The terms of subsections 5.3(c) and 5.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 5.3(c) or 5.7 of the Agreement.

[NAME OF ISSUER]
By:
Name:
Title:

Address for Notices:

Fax:

[1]	This consent is necessary only with respect to any Issuer which is not also a Grantor.

Annex 1-1

ANNEX 2
to
Collateral Agreement
ASSUMPTION AGREEMENT
          ASSUMPTION AGREEMENT, dated as of                      ___, ___, made by                                          , a                      corporation (the “Additional Grantor”), in favor of Deutsche Bank AG, New York Branch, as collateral agent (in such capacity, the “Note Collateral Agent”) for the Secured Parties (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in such the Collateral Agreement referred to below, or if not defined therein, in the Indenture.
WITNESSETH:
          WHEREAS RSC HOLDINGS III, LLC (the “Company”), RENTAL SERVICE CORPORATION (“RSC”), the other Grantors party thereto, Deutsche Bank Deutsche Bank AG, New York Branch, as collateral agent and the other parties party thereto are parties to an Indenture, dated as of July 1, 2009 (as amended, supplemented, waived or otherwise modified from time to time, the “Indenture”);
          WHEREAS, in connection with the Indenture, the Company and RSC are parties to the Collateral Agreement, dated as of July 1, 2009 (as amended, supplemented, waived or otherwise modified from time to time, the “Collateral Agreement”), in favor of the Note Collateral Agent, for the benefit of the Secured Parties (as defined in the Collateral Agreement);
          WHEREAS the Additional Grantor is a member of an affiliated group of companies that includes the Company and each other Grantor; and the Issuers and the other Grantors (including the Additional Grantor) are engaged in related businesses, and each such Grantor (including the Additional Grantor) will derive substantial direct and indirect benefit from the execution, delivery and performance of the obligations under the Indenture and the Notes;
          WHEREAS the Indenture requires the Additional Grantor to become a party to the Collateral Agreement; and
          WHEREAS the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Collateral Agreement;
          NOW, THEREFORE, IT IS AGREED:
          1. Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in subsection 7.14 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and Pledgor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor and Pledgor thereunder and hereby grants to the Note Collateral Agent for the benefit of the Secured Parties a security interest in all Security Collateral of such Additional Grantor to secure the Obli-

Annex 2-1

gations. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules to the Collateral Agreement, and such Schedules are hereby amended and modified to include such information. The Additional Grantor hereby represents and warrants that each of the representations and warranties of such Additional Grantor, in its capacities as a Grantor and Pledgor, contained in Article 3 of the Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
          2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Annex 2-2

          IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]
By:
Name:
Title:

Acknowledged and Agreed to as
of the date hereof by:

DEUTSCHE BANK AG, NEW YORK BRANCH as Note Collateral Agent
By:
Name:
Title:

By:
Name:
Title:

Annex 2-3

ANNEX 1-A
to
Assumption Agreement
Supplement to
Collateral Agreement
Schedule 1
Supplement to
Collateral Agreement
Schedule 2
Supplement to
Collateral Agreement
Schedule 3
Supplement to
Collateral Agreement
Schedule 4
Supplement to
Collateral Agreement
Schedule 5
Supplement to
Collateral Agreement
Schedule 6
Supplement to
Collateral Agreement
Schedule 7
Supplement to
Collateral Agreement

Annex 1A-1